Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation in the Pre-Effective Amendment No. 3 to Form SB-2/A registration statement filed by Solar Enertech Corporation (formerly Safer Residence Corporation) (a development stage company) with the Securities and Exchange Commission of our report of independent registered public accounting firm dated November 23, 2005 relating to the financial statements as of September 30, 2005 and for the year ended September 30, 2005 and for the cumulative period from July 7, 2004 (date of inception) to September 30, 2005. We also consent to the reference to us as Experts in the Pre-Effective Amendment No. 3 to Form SB-2/A registration statement.

/s/ Morgan & Company Morgan & Company

Vancouver, Canada October 30, 2007

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	P.O. Box 10007 pacific Centre Suite 1488- 700 West Georgia Street Vancouver, B.C. V7Y 1A1